DISTRIBUTION AND TRANSFER AGREEMENT

                             AMONG

                      PTK HOLDINGS, INC.,

                     PATHMARK STORES, INC.

                              AND

                       PLAINBRIDGE, INC.





                 DATED AS OF OCTOBER 26, 1993


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              DISTRIBUTION AND TRANSFER AGREEMENT

                       TABLE OF CONTENTS

                                                        Page


                           ARTICLE I

                      CERTAIN DEFINITIONS

    Section 1.01  Certain Defined Terms ...............   2

                           ARTICLE II

                       THE REORGANIZATION

    Section 2.01  The Asset and Liability Transfer ....   7
    Section 2.02  The Distribution ....................   7
    Section 2.03  Cooperation Prior to the
                    Distribution ......................   8
    Section 2.04  Conditions Precedent ................   8

                          ARTICLE III

         CERTAIN MATTERS RELATING TO THE REORGANIZATION

    Section 3.01  Transfer Instruments ................   9
    Section 3.02  No Representations or Warranties ....   9
    Section 3.03  Further Assurances and Consents .....  10
    Section 3.04  Sales and Transfer Taxes ............  11
    Section 3.05  Proration of Taxes, Lease and
                    Utility Payments ..................  12
    Section 3.06  Signs; Use of Pathmark Name .........  12
    Section 3.07  Products, Supplies and Documents ....  13
    Section 3.08  Plant Closings and Layoffs ..........  13
    Section 3.09  Competition .........................  14
    Section 3.10  Insurance ...........................  14

                           ARTICLE IV

                        INDEMNIFICATION

    Section 4.01  Indemnification by Pathmark .........  16
    Section 4.02  Indemnification by Plainbridge ......  16
    Section 4.03  Limitations on and Adjustments to
                    Indemnification Obligations .......  17
    Section 4.04  Procedures for Indemnification
                    of Third Party Claims .............  19
    Section 4.05  Remedies Cumulative .................  22
    Section 4.06  Survival of Indemnities .............  22


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                                                        Page

                           ARTICLE V

                     ACCESS TO INFORMATION

    Section 5.01  Provision of Books and Records ......  22
    Section 5.02  Access to Information ...............  23
    Section 5.03  Production of Witnesses .............  23
    Section 5.04  Retention of Records ................  23
    Section 5.05  Confidentiality .....................  24
    Section 5.06  Privileged Matters ..................  24

                           ARTICLE VI

                       DISPUTE RESOLUTION

    Section 6.01  Mediation and Binding Arbitration ...  26
    Section 6.02  Initiation ..........................  26
    Section 6.03  Submission to Mediation .............  26
    Section 6.04  Selection of Mediator ...............  26
    Section 6.05  Mediation ...........................  27
    Section 6.06  Selection of Arbitrator .............  27
    Section 6.07  Cost of Arbitration .................  27

                          ARTICLE VII

                       GENERAL PROVISIONS

    Section 7.01  Complete Agreement; Construction ....  27
    Section 7.02  Survival of Agreements ..............  28
    Section 7.03  Expenses ............................  28
    Section 7.04  Governing Law .......................  28
    Section 7.05  Notices .............................  28
    Section 7.06  Amendments ..........................  29
    Section 7.07  Successors and Assigns ..............  29
    Section 7.08  Termination .........................  29
    Section 7.09  No Third-Party Beneficiaries ........  30
    Section 7.10  Headings ............................  30
    Section 7.11  Severability ........................  30
    Section 7.12  Counterparts ........................  30


SCHEDULE I   Transferred Assets
SCHEDULE II  Assumed Liabilities


ANNEX A      Rickel Services Agreement
ANNEX B      Blair Services Agreement
ANNEX C      Logistical Services Agreement
ANNEX D      Tax Indemnity Agreement



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         DISTRIBUTION AND TRANSFER AGREEMENT, dated as of
October 26, 1993 (this "Agreement"), among PTK HOLDINGS,
INC., a Delaware corporation ("Holdings"), PATHMARK STORES, INC., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Holdings ("Pathmark"), and PLAINBRIDGE, INC., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Pathmark ("Plainbridge").


                     W I T N E S S E T H :


         WHEREAS, in connection with a Reorganization (the "Reorganization") of Pathmark, as described in Registration Statements Nos. 33-59616, 33-59612 and 33-50053 filed with the Securities and Exchange Commission (collectively and as amended and declared effective, the "Registration Statements"), the Board of Directors of Pathmark has determined that it is appropriate and desirable to contribute certain owned Pathmark retail properties and certain assets and properties related to the operations of its Rickel division and its warehouse and distribution operations (collectively, the "Transferred Businesses") to the capital of Plainbridge and for Plainbridge to assume certain of the liabilities and obligations relating to the Transferred Businesses (such contribution and assumption being the "Asset and Liability Transfer");

         WHEREAS, the Board of Directors of Pathmark has determined that it would be in the best interest of Pathmark for Pathmark to distribute (the "Distribution") to Holdings all the outstanding shares of the Class A common stock, par value $.01 per share, of Plainbridge (the "Plainbridge Class A Common Stock");

         WHEREAS, the Board of Directors of each of Pathmark and Plainbridge has determined that it is in the best interest of Pathmark and Plainbridge, respectively, to participate in the Asset and Liability Transfer;

         WHEREAS, it is intended that, for federal income tax purposes, the Distribution shall qualify as a tax-free distribution under the provisions of Section 355 of the United
States Internal Revenue Code of 1986, as amended (the "Code");
and




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         WHEREAS, Holdings, Pathmark and Plainbridge have
determined that it is appropriate and desirable to set forth their agreements regarding the principal corporate transactions required to effect the Asset and Liability Transfer and the Distribution and certain other agreements relating to the Asset and Liability Transfer and the Distribution;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Holdings, Pathmark and Plainbridge hereby agree as follows:


                           ARTICLE I

                          DEFINITIONS

         SECTION 1.01.  Certain Defined Terms.  As used in this
    Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that Holdings and its Subsidiaries, Pathmark and its Subsidiaries and Plainbridge and its Subsidiaries, respectively, shall not be deemed to be Affiliates of one another for purposes of this Agreement.

         "Agreement" has the meaning specified in the preamble to this Agreement.

         "Asset and Liability Transfer" has the meaning specified in the recitals to this Agreement.

         "Assumed Liabilities" means, collectively, all the Liabilities and other obligations of Pathmark described on
    Schedule II.

         "Blair Services Agreement" means the Blair Services
    Agreement, to be dated as of the Pathmark Distribution
    Date, between Pathmark and Plainbridge, substantially in the form of Annex B.
















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         "Code" has the meaning specified in the recitals to
    this Agreement.

         "Distribution" has the meaning specified in the recitals to this Agreement.

         "Distribution Date" means the date on which the Distribution shall occur.

         "Final Determination" means, with respect to any issue or item for any taxable period: (i) a decision by a court of competent jurisdiction, but only after such decision has become final and unappealable; (ii) the expiration of the time for filing a claim for refund or, if a refund claim has been timely filed, the time for instituting a suit in respect of such refund claim, provided that no further adjustment to the items of income, gain, loss, deduction or credit for such period may thereafter be made; (iii) the execution by or on behalf of the taxpayer and the IRS of a closing agreement under section 7121 of the Code or comparable agreements under the laws of other jurisdictions; (iv) the acceptance by the IRS or its counsel of a tender pursuant to an offer in compromise under section 7122 of the Code, or comparable agreements of other jurisdictions; (v) the execution of a Form 870 or Form 870AD and the subsequent payment of the tax deficiency or the receipt of the refund reflected therein; or (vi) any other final and irrevocable determination of the tax liability of a party to this Agreement for any taxable period.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Holdings" has the meaning specified in the preamble to this Agreement.

         "Holdings Common Stock" means the common stock, par value $.01 per share, of Holdings.

















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         "Indemnifiable Loss" means, with respect to any claim
    by an Indemnitee for indemnification authorized pursuant to
    Article IV hereof, any and all losses, liabilities, claims, damages, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements, and compromises relating thereto and attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

         "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves), retrospectively rated premium adjustments, deductibles, retentions and costs paid by such insured.

         "Insurance Program" means, collectively, the series of policies pursuant to which various insurance carriers provide insurance coverage to Pathmark in respect of claims or occurrences relating to, without limitation, property damage, business interruption, transit, fire, extended coverage, fiduciary, fidelity, environmental impairment, employee crime, general liability, products' liability, automobile liability and employer's liability.

         "IRS" means the United States Internal Revenue
    Service.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Liabilities" means any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or undeterminable, including, without limitation, those arising under any Law (including, without limitation, any environmental Law), Action, or Governmental Order and those arising under any contract, agreement, arrangement, commitment, or undertaking.

         "Logistical Services Agreement" means the Logistical
    Services Agreement, to be dated as of the Distribution
    Date, between Pathmark and Plainbridge, substantially in the form of Annex C.

















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         "Losses" means any and all losses, Liabilities,
    claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any such Actions or threatened Actions).

         "Pathmark" has the meaning specified in the preamble to this Agreement.

         "Pathmark Subsidiary" means any Subsidiary of Pathmark other than Plainbridge or any Plainbridge Subsidiary.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Plainbridge" has the meaning specified in the preamble to this Agreement.

         "Plainbridge Class A Common Stock" has the meaning specified in the recitals to this Agreement.

         "Plainbridge Subsidiary" means any Subsidiary of Pathmark that will become a Subsidiary of Plainbridge immediately following the Asset and Liability Transfer, and any other Subsidiary of Plainbridge that thereafter may be organized or acquired by Plainbridge.

         "Prospectuses" means the prospectuses included in the Registration Statements, as supplemented and filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.

         "Registration Statements" has the meaning specified in the recitals to this Agreement.

         "Related Agreements" means, collectively, the Rickel
    Services Agreement, the Logistical Services Agreement, the Blair Services Agreement and the Tax Indemnity Agreement.















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         "Reorganization" has the meaning specified in the
    recitals to this Agreement.

         "Rickel Services Agreement" means the Rickel Services
    Agreement, to be dated as of the Distribution Date, between Pathmark and Plainbridge, substantially in the form of Annex A.

         "Services Agreements" means, collectively, the Rickel
    Services Agreement and the Blair Services Agreement.

         "SGHC" has the meaning specified in the recitals to this Agreement.

         "Subsidiary" of a Person means any corporation, partnership, joint venture, association or other entity controlled by such Person directly or indirectly through one or more intermediaries.

         "Tax" means all federal, state, local, foreign and other income, gross receipts, alternative or added on minimum, gains, sales, use, employment, franchise, profits, excise, payroll, social security (or similar), property (real or personal), value added, license, registration or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "Tax Indemnity Agreement" means the Tax Indemnity Agreement, to be dated as of the Distribution Date, between Pathmark and Plainbridge, substantially in the form of Annex D.

         "Transfer Date" means the date on which the Asset and Liability Transfer shall occur.

         "Transfer Instruments" means, collectively, the various agreements, instruments and other documents to be entered into in order to effect the Asset and Liability
    Transfer.

         "Transferred Assets" means, collectively, all the assets and properties of Pathmark identified on Schedule I.

         "Transferred Businesses" has the meaning specified in the recitals to this Agreement.




















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                           ARTICLE II

                       THE REORGANIZATION

         SECTION 2.01. The Asset and Liability Transfer. Subject to Section 2.04(a), Pathmark and Plainbridge shall use their respective best efforts to cause, prior to the Distribution, (i) all of Pathmark's right, title and interest in and to the Transferred Assets to be conveyed, assigned, transferred and delivered to Plainbridge, and (ii) all of Pathmark's duties, obligations and responsibilities in respect of the Assumed Liabilities to be assumed by Plainbridge.
Except as otherwise expressly provided in this Agreement or the Related Agreements, Plainbridge shall, following the Asset and Liability Transfer, assume, perform, pay, and discharge when due, any and all of the Assumed Liabilities. Subject to
Section 3.03, to the extent that any such conveyances, assignments, transfers and deliveries shall not have been so consummated prior to the Distribution, Pathmark and Plainbridge shall cooperate to effect such consummation as promptly thereafter as shall be practicable, it nonetheless being understood and agreed by Pathmark and Plainbridge that neither shall be liable in any manner to any Person who is not a party to this Agreement for any failure of any of the transfers contemplated by this Article II to be consummated prior to, on the date of or subsequent to the Distribution. Whether or not all the Transferred Assets or the Assumed Liabilities shall have been legally transferred to or assumed by Plainbridge prior to the Distribution Date, Pathmark and Plainbridge agree that, as of the Transfer Date, Plainbridge shall have, and shall be deemed to have acquired, complete and sole ownership of all the Transferred Assets, except as described herein with respect to assets that are non-assignable, together with all of Pathmark's rights, powers and privileges (except as provided in Section 5.06) incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all the Assumed Liabilities and all of Pathmark's duties, obligations and responsibilities incidental thereto.

         SECTION 2.02. The Distribution. Subject to Section 2.04(b), Pathmark shall, on the Distribution Date, deliver to Holdings stock certificates evidencing all the shares of Plainbridge Class A Common Stock then owned by Pathmark. The Board of Directors of Pathmark shall in its discretion establish the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be effective as of 5:00 P.M., New York City time, on the Distribution Date. Plainbridge shall provide to Pathmark any information required in order to complete the Distribution.

         SECTION 2.03. Cooperation Prior to the Distribution. Holdings, Pathmark and Plainbridge shall cooperate with each other in effecting, and (i) if so requested by Pathmark, Holdings shall, as the sole stockholder of Pathmark, (ii) if so requested by Plainbridge, Pathmark shall, as the sole stockholder of Plainbridge prior to the Distribution Date, and
(iii) Holdings shall, as the sole stockholder of Plainbridge after the Distribution Date, approve or ratify, as the case may be, any actions that are reasonably necessary or desirable to be taken by Holdings, Pathmark or Plainbridge, as the case may be, to effectuate the transactions referenced in or contemplated by this Agreement or the Related Agreements in a manner consistent with the terms of such agreements, including, without limitation, the preparation and implementation of appropriate plans, agreements, and arrangements for the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement.

         SECTION 2.04.  Conditions Precedent.  (a)  The
obligations of Pathmark and Plainbridge to effect the Asset and Liability Transfer are subject to the satisfaction or waiver at or prior to the Transfer Date of each of the following conditions:

         (i) This Agreement, the Related Agreements and the consummation of each of the transactions provided for herein and therein shall have been approved by the Boards of Directors of Holdings, Pathmark and Plainbridge, as applicable.

         (ii) All authorizations, consents, approvals, and clearances of all federal, state, and local governmental agencies required to permit the valid consummation of the Asset and Liability Transfer shall have been obtained without any conditions being imposed that would have a material adverse effect on Pathmark or Plainbridge.

         (iii)  No action shall have been instituted or
    threatened by or before any court or administrative body to restrain, enjoin, or otherwise prevent the Asset and Liability Transfer, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the Asset and Liability Transfer.

         (b)  Upon the consummation of the Asset and Liability
Transfer, the obligation of Pathmark to effect the Distribution is subject to the satisfaction or waiver at or prior to the Distribution Date of each of the following conditions:

         (i) Plainbridge shall have obtained commitments satisfactory to it for a bank credit facility or other financing for an aggregate principal amount of at least $50 million.

        (ii) All authorizations, consents, approvals, and clearances of all federal, state, and local governmental agencies required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on Holdings, Pathmark or Plainbridge.

       (iii) Pathmark shall have received an opinion of Shearman & Sterling, counsel to Pathmark, and of Deloitte & Touche, independent accountants of Pathmark, dated as of the Distribution Date, in form satisfactory to Pathmark, to the effect that no income, gain or loss should be recognized by Pathmark or its stockholders upon the Distribution and that the Distribution should constitute a tax-free distribution under Section 355 of the Code.

        (iv) No action shall have been instituted or threatened by or before any court or administrative body to restrain, enjoin, or otherwise prevent the Distribution, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the Distribution.


                          ARTICLE III

         CERTAIN MATTERS RELATING TO THE REORGANIZATION

         SECTION 3.01.  Transfer Instruments.  Subject to
Section 2.04(a), Pathmark and Plainbridge agree to execute or cause to be executed and to deliver the Transfer Instruments.

         SECTION 3.02. No Representations or Warranties. Plainbridge understands and agrees that Pathmark does not represent or warrant in any way, and shall not be deemed or implied to represent or warrant in any way, in this Agreement or in any other agreement or document contemplated by this Agreement, as to (a) the value or freedom from encumbrance of, or any other matter concerning, any Transferred Asset or (b) the legal sufficiency to convey title to any Transferred Asset by the execution, delivery, and filing of the Transfer Instruments, IT BEING UNDERSTOOD AND AGREED THAT ALL SUCH ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" and that Plainbridge shall bear the economic and legal risk that any conveyances of the Transferred Assets shall be insufficient or that Plainbridge's title to any Transferred Assets shall be other than good and marketable and free from encumbrances. Similarly, Plainbridge understands and agrees that Pathmark does not represent or warrant in any way, in this Agreement or in any other agreement or document contemplated by this Agreement, that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements, or the makings of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable Laws, it being understood and agreed that, subject to Section 3.03(b) hereof, Plainbridge shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of Law are not complied with.

         SECTION 3.03.  Further Assurances and Consents.
(a) Each of Pathmark and Plainbridge shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Transfer Date, at the request of Plainbridge and without further consideration, Pathmark shall execute and deliver to Plainbridge such other instruments of transfer, conveyance, assignment and confirmation and take such action as Plainbridge may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Plainbridge and to confirm Plainbridge's title to all the Transferred Assets, to put Plainbridge in actual possession and operating control thereof and to permit Plainbridge to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained), and Plainbridge shall execute and deliver to Pathmark all instruments, undertakings and other documents and take such other actions as Pathmark may reasonably deem necessary or desirable in order for Plainbridge to assume fully the Assumed Liabilities and relieve Pathmark of all Liabilities and obligations with respect thereto and evidence the same to third parties. Notwithstanding the foregoing, Pathmark and Plainbridge shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees.

         (b) Pathmark and Plainbridge shall use their best efforts to obtain all consents, approvals and amendments required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Transferred Assets to Plainbridge; provided, however, that Pathmark shall not be obligated to pay any consideration therefor (except for filing fees and other administrative charges) to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that Pathmark is unable to obtain any such required consent, approval or amendment (i) Pathmark shall continue to be bound thereby and (ii) unless not permitted by law or the terms thereof, Plainbridge shall pay, perform and discharge fully all the obligations of Pathmark thereunder from and after the Transfer Date and indemnify Pathmark for all Indemnifiable Losses arising out of such performance by Plainbridge, and Pathmark shall, without further consideration therefor, pay and remit to Plainbridge promptly all monies, rights and other consideration received in respect of such performance.
Pathmark shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 3.03(b) only as reasonably directed by Plainbridge and at Plainbridge's expense. If and when any such consent shall be obtained or such agreement, lease, license or other right shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, Pathmark shall promptly assign and novate all its rights and obligations thereunder to Plainbridge without payment of further consideration and Plainbridge shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the assignment of any agreement, lease, license or other right (or any proceeds therefrom) pursuant to this Section 3.03(b) is prohibited by law, the assignment provisions of this Section 3.03 shall operate to create a subcontract with Plainbridge to perform each relevant unassignable Pathmark contract or agreement at a subcontract price equal to the monies, rights and other considerations received by Pathmark with respect to the performance by Plainbridge under such subcontract.

         SECTION 3.04.  Sales and Transfer Taxes.
(a) Plainbridge and Pathmark agree to cooperate to determine the amount of sales, transfer and other taxes and fees (including, without limitation, all real estate, copyright and trademark transfer taxes and recording fees) payable in connection with the Asset and Liability Transfer (the "Asset and Liability Transfer Transaction Taxes"). Pathmark agrees to file promptly and timely the returns for such Asset and

Liability Transfer Transaction Taxes with the appropriate taxing authorities and remit payment of the Asset and Liability Transfer Transaction Taxes, and Plainbridge shall join in the execution of any such tax returns or other documentation as appropriate.

         (b) Pathmark and Plainbridge agree to cooperate to determine the amount of sales, transfer and other taxes and fees (including, without limitation, all real estate, copyright and trademark transfer taxes and recording fees) payable in connection with the Distribution (the "Distribution Transaction Taxes"). Pathmark agrees to file promptly and timely the returns for such Distribution Transaction Taxes with the appropriate taxing authorities and remit payment of the Distribution Transaction Taxes, and Plainbridge shall join in the execution of any such tax returns or other documentation as appropriate.

         SECTION 3.05. Proration of Taxes, Lease and Utility Payments. All real property, personal property and similar taxes and installments of general and special assessments, if any, with respect to the Transferred Assets shall be prorated on the basis of actual days elapsed between the commencement of the relevant fiscal tax year and the Transfer Date, based on a 365-day year and the most recent tax statements or bills applicable thereto, without later adjustment. Any installment of rental payments with respect to leases that are part of the Transferred Assets or utility or similar periodic charges incurred by the Transferred Businesses which are payable with respect to the current period in which the Transfer Date occurs shall be prorated between Pathmark and Plainbridge on the basis of actual days elapsed from the first day of the relevant period to the Transfer Date. Pathmark shall be responsible for all such taxes, payments and charges allocable to all times prior to and including the Transfer Date and Plainbridge shall be responsible for all such taxes, payments and charges allocable to all times after the Transfer Date. Following the Transfer Date, each of Pathmark and Plainbridge (each, for purposes of this Section 3.05, a "party") shall, upon the request of the other party, immediately reimburse the other party for any such taxes, payments and charges or other expenses for which said party is responsible but have been paid by or are owed by the other party and for collections made by one party on behalf of the other party.

         SECTION 3.06. Signs; Use of Pathmark Name. (a) Except as provided in Section 3.06(b) or as otherwise agreed to by Pathmark, within 120 days after the Distribution Date, Plainbridge, at its own expense, shall remove (or, if necessary, on an interim basis, cover up) any and all exterior and interior signs and identifiers which refer or pertain to Pathmark at the Transferred Businesses. After such period, Plainbridge shall not and shall cause each of its Subsidiaries not to use or display the name "Pathmark" or other trademarks, tradenames or their identifiers owned by Pathmark that have not been assigned or licensed to Plainbridge or such Subsidiaries ("Non-Permitted Names"), without the prior written consent of Pathmark.

         (b) Plainbridge shall be permitted to continue to use and display the name "Pathmark" on vehicles used in the distribution of merchandise to retail grocery and other stores; provided, however, that such right is subject to revocation by Pathmark 90 days after written notice of such revocation has been delivered by Pathmark to Plainbridge.

         SECTION 3.07. Products, Supplies and Documents. Plainbridge shall have the right to use existing products, supplies and documents (including, but not limited to, purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, instructional documents and similar materials, and advertising material) being transferred to it pursuant to this Agreement which have imprinted thereon the name "Pathmark" or trademarks, logotypes or variations comprising the name "Pathmark" or a Non-Permitted Name, for a period not to exceed six months following the Distribution Date (or for such longer period as necessary to fulfill existing contractual relationships under contracts which have not been novated), provided that Plainbridge agrees (i) to use only such supplies and documents existing in inventory as of the Transfer Date, (ii) to conspicuously state on such supplies and documents when used that they are no longer documents of Pathmark and (iii) not to order or utilize in any manner any additional supplies and documents containing the name "Pathmark". This Section 3.07 shall not apply to merchandise labeled with the Pathmark name that is to be handled by Plainbridge for Pathmark pursuant to the Logistical Services Agreement.

         SECTION 3.08.  Plant Closings and Layoffs.
Plainbridge agrees that it shall not, at any time during the 90-day period following the Transfer Date, (i) effectuate a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), affecting any site of employment or operating units within any site of employment of the Transferred Businesses or
(ii) take any action to precipitate a "mass layoff" as defined in the WARN Act. Plainbridge agrees to indemnify Pathmark and to defend and hold Pathmark harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including attorneys' fees and other costs of defense) that Pathmark may incur in connection with any suit or claim of violation brought against Pathmark under the WARN Act, that relate, in whole or in part, to actions taken by Plainbridge or any Plainbridge Subsidiary with regard to any site of employment operated by Plainbridge or any Plainbridge Subsidiary.

         SECTION 3.09. Competition. Except as otherwise provided in the Logistical Services Agreement, Pathmark and Plainbridge expressly acknowledge that Pathmark and Plainbridge may, after the Transfer Date, engage, either directly or through their Subsidiaries and Affiliates, in certain activities that may compete with the business of Plainbridge or Pathmark, as the case may be, and nothing contained in this Agreement shall be construed in such a manner as to prohibit Pathmark or Plainbridge or any of their Subsidiaries or Affiliates from engaging in such activities.

         SECTION 3.10.  Insurance.  (a)  Plainbridge
understands that to the extent that the applicable insurance policy or policies in the Insurance Program may be amended, Pathmark is transferring or adding coverage under its Insurance Program with respect to the Transferred Assets and Transferred Businesses as of the Transfer Date. Plainbridge shall reimburse Pathmark for the cost of such transferred or added coverage pursuant to the Services Agreements. To the extent that the applicable policy or policies in the Insurance Program may not be amended so as to transfer or add coverage under the Insurance Program with respect to the Transferred Assets and the Transferred Businesses, Pathmark shall assist Plainbridge in obtaining initial insurance coverage for Plainbridge from and after the Transfer Date in such amounts as are agreed to by the parties. Pathmark's Insurance Program will allow Plainbridge to make claims for any occurrence (an "Occurrence" as defined in the applicable insurance policy or policies in the Insurance Program) on or prior to the Transfer Date. Following the Transfer Date, Pathmark and Plainbridge shall cooperate with and assist each other in the prevention of conflicts or gaps in insurance coverage and collection of proceeds.

         (b) Pathmark and Plainbridge agree that Plainbridge shall have the right to present claims to Pathmark or Pathmark's insurers under all policies of insurance placed by Pathmark on Plainbridge's behalf, or which include Plainbridge within them, for insured incidents occurring from the date such coverage first commenced until the Transfer Date. The parties agree that any such policies written on a

"claims made" rather than "occurrence" basis may not provide coverage to Plainbridge for incidents occurring prior to the Transfer Date but which are first reported after the Transfer
Date.

         (c) Pathmark agrees that with respect to claims made prior to the Transfer Date by Pathmark and claims made following the Transfer Date at Plainbridge's request for Occurrences that, in either case, relate to the Transferred Businesses, it will use its reasonable efforts to obtain recoveries for Plainbridge and that it will reimburse Plainbridge for any recovery obtained by it pursuant to such claims; provided, however, that notwithstanding the foregoing, if Pathmark has made a claim or claims under an insurance policy that is not to be paid to Plainbridge pursuant to this
Section 3.10(c) and a claim or claims that are to be paid to Plainbridge pursuant to this Section 3.10(c) and the amount of the recovery for such claims in the aggregate is limited by the amount of coverage provided by such policy, Pathmark may use its reasonable discretion in allocating the recovery between it and Plainbridge for such claims. Plainbridge shall pay all costs incurred by Pathmark after the Transfer Date in making any claim pursuant to this Section 3.10(c), including the salaries of its officers and employees based on the portion of time spent on such claims and that such costs incurred in pursuing a claim may be deducted from any recovery for such claim and Plainbridge agrees to make available to Pathmark such of its employees as Pathmark may reasonably request as witnesses or deponents in connection with Pathmark's management of claims, at Plainbridge's sole cost and expense.

         (d) With respect to any insured Losses or retroactive premium adjustments relating to assets or operations of Plainbridge or any Plainbridge Subsidiary prior to the Transfer Date or such later date as may be agreed to pursuant to Section 3.03(a): (i) Pathmark shall pay over to Plainbridge any Insurance Proceeds it receives on account of such Losses and any such retroactive premium reductions; and (ii) Plainbridge and the Plainbridge Subsidiaries shall reimburse Pathmark for all costs and expenses incurred and payments made by Pathmark after the Transfer Date to insurers on account of such Losses (including, without limitation, any self-insured retention payments) and any such retroactive premium increases.

                           ARTICLE IV

                        INDEMNIFICATION

         SECTION 4.01. Indemnification by Pathmark. Except with respect to insurance claims, which shall be governed by Sections 3.10 and 4.03, Pathmark shall indemnify, defend, and hold harmless Plainbridge, each Affiliate of Plainbridge, and each of their respective directors, officers, and employees and each of the heirs, executors, successors, and assigns of any of the foregoing (the "Transferee Indemnitees") from and against any and all Losses of the Plainbridge Indemnitees arising out of or due to, directly or indirectly, (i) all Losses arising out of any business conducted or to be conducted by Pathmark or any Pathmark Subsidiary, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Transfer Date, excluding the Transferred Businesses to be conducted by Plainbridge (whether directly or through a subsidiary or Affiliate of Plainbridge) and the Transferred Assets, (ii) any claim that (A) the Registration Statements, at the time the Registration Statements became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) the Prospectuses, at the time the Prospectuses were first filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading and
(iii) any failure by Pathmark to perform or otherwise comply with any provision of this Agreement, the Related Agreements or any other agreement to be entered into in connection with this Agreement that calls for performance or compliance by Pathmark. Anything in this Section 4.01 to the contrary notwithstanding, neither Pathmark nor any Pathmark Subsidiary shall have any liability whatsoever to either Plainbridge or any Plainbridge Subsidiary in respect of any Tax except as otherwise provided in Section 3.04, 3.05 or 4.03 or the Tax Indemnity Agreement.

         SECTION 4.02. Indemnification by Plainbridge. Except with respect to insurance claims, which shall be governed by Sections 3.10 and 4.03, Plainbridge shall indemnify, defend and hold harmless Pathmark, each Affiliate of Pathmark and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Pathmark Indemnitees") from and against any and all Losses of the Pathmark Indemnitees arising out of or due to the failure or alleged failure of Plainbridge or any of its Affiliates to pay, perform or otherwise discharge in due course (i) all Losses arising out of the Transferred Businesses and the Transferred Assets (whether directly or through an Affiliate of Plainbridge or a Plainbridge Subsidiary), whether such Losses relate to events occurring, or whether such Losses are asserted, before, on or after the Transfer Date, (ii) all Losses arising out of any guarantees or obligations to third parties of Pathmark or any Pathmark Subsidiary with respect to any obligations of Plainbridge or any Plainbridge Subsidiary to third parties and (iii) any failure by Plainbridge to perform or otherwise comply with any provision of this Agreement, the Related Agreements or any other agreement to be entered into in connection with this Agreement which calls for performance or compliance by Plainbridge. Anything in this Section 4.02 to the contrary notwithstanding, neither Plainbridge nor any Plainbridge Subsidiary shall have any liability whatsoever to either Pathmark or any Pathmark Subsidiary in respect of any Tax, except as otherwise provided in Section 3.05 or 4.03 or the Tax Indemnity Agreement.

         SECTION 4.03. Limitations on and Adjustments to Indemnification Obligations. (a) The amount that Pathmark or Plainbridge, as the case may be (an "Indemnifying Party"), is or may be required to pay to any Person (an "Indemnitee") pursuant to Section 4.01 or Section 4.02 (an "Indemnity Payment") shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of such indemnification provisions) by virtue of the indemnification provisions hereof. Each Indemnitee agrees that each Indemnifying Party shall be subrogated to such Indemnitee under any insurance policy.

         (b) (i) If an Indemnitee receives a tax saving by reason of having incurred an Indemnifiable Loss for which such Indemnitee shall have received an Indemnity Payment from an Indemnifying Party, then such Indemnitee shall pay to such Indemnifying Party an amount equal to such tax saving. For purposes of this Section 4.03(b), an Indemnitee shall be deemed to have received a tax saving with respect to an Indemnifiable Loss if, upon the filing of a federal, state or local income tax return for a taxable year ending on or after the Transfer Date (the "Indemnity Return"), an amount attributable to an Indemnifiable Loss (the "Indemnifiable Loss Deduction") is deductible by the Indemnitee or any of its wholly owned Subsidiaries and an amount attributable to the Indemnity Payment is not includible in gross income by the Indemnitee or any of its wholly owned Subsidiaries. If the Indemnity Payment is includible in gross income by the Indemnitee or if the Indemnifying Party claims as a deductible expense or loss an amount attributable to the Indemnity Payment, Indemnitee shall be deemed to have not received a tax saving with respect to an Indemnifiable Loss. Both Pathmark and Plainbridge shall act in good faith to coordinate their tax return filing positions with respect to Indemnity Payments for the periods that include an Indemnity Payment.

        (ii) In the event that an Indemnitee will receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall pay the Indemnifying Party within 30 days after the filing of an Indemnity Return, a sum equal to the Indemnifiable Loss Deduction multiplied by an amount equal to A + [(1 - A) x .05], where A equals the highest marginal corporate federal income tax rate applicable to corporations taxable under Subchapter C of the Code on the date the Indemnity Return is filed (the "Tax Saving Amount").

       (iii) In the event that an Indemnitee may receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall adopt in good faith a reasonable tax return filing position so as to report the Indemnifiable Loss Deduction on such returns. The Indemnitee shall have the sole responsibility for the preparation of its tax returns and reporting thereon such Indemnifiable Loss Deduction. If a dispute arises between the Indemnitee and the Indemnifying Party as to the reasonableness of an Indemnity Return filing position with respect to an Indemnifiable Loss Deduction, such dispute shall be resolved by a nationally recognized public accounting firm selected and approved by both the Indemnitee and the Indemnifying Party. The cost of retaining such firm shall be shared by the Indemnitee and the Indemnifying Party equally, and the decision of the accounting firm shall be binding on the parties.

        (iv) There shall be an adjustment to any Tax Saving Amount calculated under Section 4.03(b)(ii) in the event of an audit or other proceeding which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on the Indemnity Tax Return by the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such audit or proceeding and shall attempt in good faith to sustain the tax saving at issue. Upon receiving a written notice of a Final Determination in respect of an Indemnitee Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under the tax saving calculation of Section 4.03(b)(ii), taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall pay the Indemnifying Party a sum equal to the difference between such amounts, within 30 days after receiving written notice of the Final Determination. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay the Indemnitee, within 30 days of receiving written notice from the Indemnitee of the Final Determination, an amount equal to the sum of (A) the difference between such amounts, and (B) any interest or penalty assessed against the Indemnitee by a tax authority which is attributable to any tax assessed as a result of a reduction in the Indemnifiable Loss Deduction effected by the Final Determination.

         SECTION 4.04.  Procedures for Indemnification of Third
Party Claims.  The procedures for Indemnification of Third
Party Claims (as defined below) shall be as follows:

         (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any Governmental Authority) who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided, however, that the failure of an Indemnitee to give notice as provided in this
    Section 4.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained.

         (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 4.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel, other than local counsel, reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this
    Section 4.04(b), such Indemnitee may defend or (subject to the remainder of this Section 4.04(b)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect of such Third Party Claim.

         (c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party all personnel and all books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims.

         (d)  Notwithstanding anything else in this Section
    4.04 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to the sum of (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) and (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

         (e) Any claim on account of a Loss that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

         (f) In addition to any adjustments required pursuant to Section 4.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

         (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         Section 4.05. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         SECTION 4.06.  Survival of Indemnities.  The
obligations of Pathmark and Plainbridge under this Article IV shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities, with respect to any Loss of the other related to such assets, businesses or Liabilities.


                           ARTICLE V

                     ACCESS TO INFORMATION

         SECTION 5.01. Provision of Books and Records. As soon as practicable after the Transfer Date, Pathmark shall deliver to Plainbridge all books and records that relate exclusively to the Transferred Businesses and the Transferred Assets or are necessary for Plainbridge to operate the Transferred Businesses and the Transferred Assets, including, without limitation, all such books and records relating to transferred employees, the purchase of materials, supplies, and services, and dealings with customers and suppliers of the Transferred Businesses and all files relating to any Action being assumed by Plainbridge as part of the Assumed Liabilities; provided, however, that Pathmark shall retain such books and records as may be reasonably needed by it for the provision of services by Pathmark to Plainbridge under the Services Agreements.

         SECTION 5.02. Access to Information. From and after the Transfer Date, Pathmark shall afford to Plainbridge and its authorized agents, representatives, Affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Pathmark's possession relating to Plainbridge or any Plainbridge Subsidiary, insofar as such access is reasonably required by Plainbridge or any Plainbridge Subsidiary. Similarly, Plainbridge shall afford to Pathmark and its Representatives reasonable access and duplicating rights during normal business hours to Information within Plainbridge's possession relating to Pathmark or any Pathmark Subsidiary and insofar as such access is reasonably required by Pathmark or any Pathmark Subsidiary. Information may be requested under this Article V for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

         SECTION 5.03. Production of Witnesses. After the Transfer Date, each of Pathmark and Plainbridge and their respective Subsidiaries shall use all reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands on such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

         SECTION 5.04. Retention of Records. Except as otherwise required by Law or agreed to in writing, each of Pathmark and Plainbridge shall retain, and shall cause its Subsidiaries (in the case of Plainbridge, the Plainbridge Subsidiaries), if any, to retain, following the Transfer Date for a period consistent with the document retention policies in effect at Pathmark and Plainbridge, respectively, all significant Information relating to the business of the other and the other's Subsidiaries. In addition, after the expiration of the applicable periods, such Information shall not be destroyed or otherwise disposed of at any time unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such Information shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

         SECTION 5.05. Confidentiality. Each of Pathmark and the Pathmark Subsidiaries on the one hand, and Plainbridge and the Plainbridge Subsidiaries on the other hand, agree to and will cause their respective Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all Information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to either this Agreement or any Related Agreement, (ii) in the event that either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this
Section 5.05 and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 5.05, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives. Each of Pathmark and Plainbridge agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.05 are inadequate and that in addition thereto Plainbridge or Pathmark, as the case may be, shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

         SECTION 5.06. Privileged Matters. (a) Pathmark and Plainbridge agree that Plainbridge shall maintain, preserve and assert all privileges arising under or relating to the attorney-client relationship, including but not limited to the attorney-client and work product privileges, that relate directly or indirectly to the Transferred Businesses or the Transferred Assets for any period prior to the Transfer Date ("Privilege" or "Privileges"). Pathmark shall be entitled to control the assertion or waiver of any and all Privileges in perpetuity. Plainbridge shall not waive any Privilege that could be asserted under applicable law without the prior written consent of Pathmark. The rights and obligations created by this paragraph shall apply to all Information as to which, but for the Asset and Liability Transfer, Pathmark would have been entitled to assert or did assert the protection of a Privilege ("Privileged
Information"), including but not limited to (i) any and all Information generated prior to the Transfer Date but which, after the Transfer Date, is in the possession of Plainbridge;
(ii) all communications subject to a Privilege occurring prior to the Transfer Date between counsel for Pathmark and any Person who, at the time of the communication, was an employee of Pathmark, regardless of whether such employee is or becomes a Plainbridge employee; and (iii) all Information generated, received or arising after the Transfer Date that refers or relates to Privileged Information generated, received or arising prior to the Transfer Date.

         (b) Upon receipt by Plainbridge of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information or if Plainbridge obtains knowledge that any current or former employee of Plainbridge has received any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, Plainbridge shall promptly notify Pathmark of the existence of the request and shall provide Pathmark a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of Privileged Information. Plainbridge will not produce or disclose any Information arguably covered by a Privilege under this Section 5.06 unless (i) Pathmark has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that the Information is not entitled to protection under any applicable privilege.

         (c) Pathmark's transfer of Books and Records and other Information to Plainbridge, and Pathmark's agreement to permit Plainbridge to possess Privileged Information occurring or generated prior to the formation of Plainbridge, are made in reliance on Plainbridge's agreement, as set forth in this
Section 5.06, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 5.02, the agreement to provide witnesses and individuals pursuant to Section 5.03 and transfer of Privileged Information to Plainbridge pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 5.06 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Pathmark in, or the obligations imposed upon Plainbridge by, this Section 5.06.


                           ARTICLE VI

                       DISPUTE RESOLUTION

         SECTION 6.01. Mediation and Binding Arbitration. Except with respect to matters involving Section 5.06, if a dispute arises between Pathmark and Plainbridge as to the interpretation of this Agreement, including, without limitation, any matter involving an Indemnifiable Loss, Pathmark and Plainbridge agree to use the following procedures, in lieu of either of Pathmark or Plainbridge pursuing other available remedies and as the sole remedy, to resolve the dispute.

         SECTION 6.02. Initiation. If either of Pathmark or Plainbridge seeks to initiate the procedures described in this
Article VI, it shall give written notice to Plainbridge or Pathmark, as the case may be, describing briefly the nature of the dispute. A meeting shall be held between Pathmark and Plainbridge within 10 days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

         SECTION 6.03. Submission to Mediation. If, within 30 days after such meeting, Pathmark and Plainbridge have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the Center for Public Resources Model ADR Procedure - Mediation of Business Disputes or the procedure of another mutually agreed-upon organization, as modified herein, and to bear equally the costs of the mediation.

         SECTION 6.04. Selection of Mediator. Pathmark and Plainbridge shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

         SECTION 6.05.  Mediation.  Pathmark and Plainbridge
agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the initial mediation session. If Pathmark and Plainbridge are not successful in resolving the dispute through the mediation by the end of such 30-day period, then Pathmark and Plainbridge agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as modified herein, by a sole arbitrator, in New York, New York, selected in accordance with the provisions of Section 6.06. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
Secs. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         SECTION 6.06. Selection of Arbitrator. Pathmark and Plainbridge shall have 10 days from the end of the mediation period to agree upon a mutually acceptable neutral person not affiliated with either Pathmark or Plainbridge to act as arbitrator. If no arbitrator has been selected within such time, Pathmark and Plainbridge agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by Pathmark and Plainbridge in the joint request. Within five days of receipt of the list, Pathmark and Plainbridge shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve.

         SECTION 6.07. Cost of Arbitration. The costs of arbitration shall be apportioned between Pathmark and Plainbridge as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of Pathmark and Plainbridge during the proceeding, and the result of the arbitration.


                          ARTICLE VII

                       GENERAL PROVISIONS

         SECTION 7.01. Complete Agreement; Construction. This Agreement and the Related Agreements, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements and undertakings, both written and oral, with respect to such subject matter. Notwithstanding any other provisions of this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Tax Indemnity Agreement, the provisions of the Tax Indemnity Agreement shall control.

         SECTION 7.02.  Survival of Agreements.  Except as
otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Transfer Date.

         SECTION 7.03.  Expenses.  Except as otherwise set
forth in this Agreement or the Tax Indemnity Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, arising on or prior to the Transfer Date, as the case may be (whether or not then payable), in connection with the Reorganization
(other than (i) costs incurred in connection with any financing arrangements entered into by Plainbridge or any Plainbridge Subsidiary, (ii) the fees and expenses of any outside consultant or counsel retained by Plainbridge, (iii) costs (including attorneys' fees) of establishing any new employee benefit or compensation plans of Plainbridge, and (iv) expenses, including any lenders' or agents' fees, incurred in connection with a bank credit facility or other financing for Plainbridge incurred in connection with the Reorganization, which shall be paid by Plainbridge, and other than costs and expenses properly attributable to Holdings, which shall be paid by Holdings) shall be paid by Pathmark to the extent that appropriate documentation concerning such costs and expenses shall be provided to Pathmark.

         SECTION 7.04.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the principles of conflicts of laws thereof.

         SECTION 7.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.05):

         (a)  If to Holdings:

              PTK Holdings, Inc.
              301 Blair Road
              P.O. Box 5301
              Woodbridge, New Jersey  07095-0915
              Telecopier:  (908) 499-3460
              Attention:  Chief Executive Officer
              With a copy to:  Corporate Secretary

         (b)  If to Pathmark:

              Pathmark Stores, Inc.
              301 Blair Road
              P.O. Box 5301
              Woodbridge, New Jersey  07095-0915
              Telecopier:  (908) 499-3460
              Attention:  Chief Executive Officer
              With a copy to:  Corporate Secretary

         (c)  If to Plainbridge:

              Plainbridge, Inc.
              P.O. Box 5021
              Woodbridge, New Jersey  07095-
              Telecopier:  (908) 499-3460
              Attention:  President
              With a copy to:  Corporate Secretary

         SECTION 7.06.  Amendments.  This Agreement may not be
modified or amended except by an agreement in writing signed by the parties.

         SECTION 7.07.  Successors and Assigns.  This Agreement
and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         SECTION 7.08. Termination. This Agreement may be terminated and the Reorganization abandoned at any time prior to the Distribution Date, by and in the sole discretion of the Board of Directors of Pathmark without the approval of Holdings or Plainbridge. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 7.03.

         SECTION 7.09. No Third-Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Holdings, Pathmark or Plainbridge or of any Pathmark or Plainbridge Subsidiary, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 7.10.  Headings.  The descriptive headings
contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 7.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                             PTK HOLDINGS, INC.


                             By /s/ Marc A. Strassler
                                Name:  Marc A. Strassler
                                Title:  Vice President

                             PATHMARK STORES, INC.


                             By /s/ John Henry
                                Name:  John Henry
                                Title:  Vice President



                             PLAINBRIDGE, INC.


                             By /s/ Marc Strassler
                                Name:  Marc A. Strassler
                                Title:  Vice President

                           SCHEDULE I


                       TRANSFERRED ASSETS

         Transferred Assets includes, without limitation, the following assets and properties as of the Transfer Date:

         (i)  the Transferred Businesses as going concerns;

        (ii) all the real property used in the Transferred Businesses (a) owned by Pathmark or any of its Subsidiaries and (b) leased by Pathmark or any of its Subsidiaries, as tenant, as listed on Schedule I-A hereto; together with, to the extent owned or leased by Pathmark or any of its Subsidiaries, all buildings and other structures, facilities and improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Pathmark or any of its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing;

       (iii) all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by Pathmark, excluding assets used in the ordering of merchandise and other assets necessary for Pathmark to fulfill its obligations under the Services Agreements, at the locations at which the Transferred Businesses are conducted, or otherwise owned or held by Pathmark at the Transfer Date for use in the conduct of the Transferred Businesses and not otherwise included in clause (ii) above;

        (iv)  all vehicles used in the Transferred Businesses;

        (v) all inventories, merchandise, goods, packaging, supplies, and other personal property relating to the Transferred Businesses, excluding merchandise located in Pathmark stores and assets used in the ordering of merchandise and other assets necessary for Pathmark to fulfill its obligations under the Services Agreements;

       (vi) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files owned by Pathmark and used primarily in the Transferred Businesses at the Transfer Date, excluding assets used in the ordering of merchandise and other assets necessary for Pathmark to fulfill its obligations under the Services Agreements;

      (vii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to and arising out of the Transferred Businesses and enuring to the benefit of Pathmark;

     (viii) all sales and promotional literature, customer lists and other sales-related materials owned by Pathmark and used exclusively in connection with the Transferred
    Businesses;

       (ix) all rights of Pathmark under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders relating exclusively to the Transferred Businesses;

        (x) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by Pathmark in connection with, or required for, the Transferred Businesses, to the extent transferable, excluding those items necessary for Pathmark to fulfill its obligations under the Services Agreements;

       (xi) all rights and interests of Pathmark in, to and with respect to the marks and trademark registrations listed on Schedule I-B hereto;

      (xii) all the capital stock of (a) Pauls Trucking Corp., a New Jersey corporation and wholly owned subsidiary of Pathmark, (b) Trauts-South Plainfield, Inc., a New Jersey corporation and a wholly owned subsidiary of Pathmark and
    (c) Eatontown Stuart, Inc., a New Jersey corporation and a wholly owned subsidiary of Pathmark; and

     (xiii) all Pathmark's right, title and interest on the Transfer Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Transferred Businesses, excluding those items necessary for Pathmark to fulfill its obligations under the Services Agreements.


                              AI-2

                          SCHEDULE I-A



     Real Property Leases of Pathmark That Are Included in
                         Transferred Assets


Bay Plaza (Rickel store)
  Bay Plaza
  2264 Bartow Avenue
  Bronx, NY  10475

Bergenfield (Rickel store)
  25 W. Central Ave.
  Bergenfield, NJ  07621

Bethlehem (Rickel store)
  2120 W. Union Blvd.
  Bethlehem, PA  19464

Bloomfield (Rickel store)
  Bloomfield Ave. & Grove St.
  Bloomfield, NJ  07003

Broomall (Rickel store)
  Lawrence Park Shopping Center
  Broomall, PA  19008

Glen Burnie (former Rickel store)
  7321 Ritchie Highway
  Glen Burnie, MD  21061

Hamden (former Rickel store)
  1019 Dixwell Ave.
  Parkway Plaza II
  Hamden, CT  06514

Hazlet (Rickel store)
  Rte. 35 & Hazlet Ave.
  Hazlet, NJ  07730

Holbrook (former Rickel store)
  5801 Sunrise Highway
  Sun Vet Mall
  Holbrook, NY  11741

Howell (Rickel store)
  2230 Rte. 9
  Friendship Plaza
  Howell, NJ  07731



                             AIA-1

                          SCHEDULE I-A
                          (continued)


     Real Property Leases of Pathmark That Are Included in
                         Transferred Assets


Huntington (former Rickel store)
  5020 Jericho Turnpike
  Commack, NY  11725

Jersey City (Rickel store)
  Rte. 440 & Danforth Ave.
  Jersey City, NJ  07305

Ledgewood (Rickel store)
  Ledgewood Mall
  Route 10
  Ledgewood, NJ  07852

Levittown (former Rickel store)
  3675 Hempstead Turnpike
  Levittown, NY  11714

Manchester (former Rickel store)
  1026 Tolland Turnpike
  Manchester, CT  06040

Menlo Park (Rickel store)
  90 Parsonage Road
  Menlo Park, NJ  08837

Meriden (former Rickel store)
  Town Line Square
  455 S. Broad St., Bldg. A
  Meriden, CT  06450

Middletown (Rickel store)
  Route 211 East
  Middletown, NY  10940

Newark (Rickel store)
  400 College Square
  Newark, Del.  19713

Newington (former Rickel store)
  3090 Berlin Turnpike
  Newington, CT  06111




                             AIA-2

                          SCHEDULE I-A
                          (continued)


     Real Property Leases of Pathmark That Are Included in
                         Transferred Assets


Norwalk (former Rickel store)
  330 Connecticut Avenue
  Norwalk, CT  08654

Parsippany (Rickel store)
  Arlington Plaza
  Route 46
  Parsippany, NJ  07054

Pleasantville (Rickel store)
  1230 Blackhorse Pike
  Pleasantville, NJ  08232

Pottstown (Rickel store)
  N. Charlotte St.
  Route 663
  Pottstown, PA  19464

Selden (former Rickel store)
  323 Middle Country Road
  Selden, NY  11784

Stony Brook (former Rickel store)
  2200 Nesconset Highway
  Stony Brook, NY  11790

Toms River (Rickel store)
  Indian Head Plaza
  1334 Lakewood Road
  Toms River, NJ  08755

Totowa (Rickel store)
  Rte. 46 & Union Blvd.
  Totowa, NJ  07512

Union (Rickel store)
  Union Plaza Shopping Center
  Rte. 22 & Springfield Road
  Union, NJ  07083

Warminster (Rickel store)
  Warminster Plaza
  654 York Road
  Warminster, PA  18974


                             AIA-3

                          SCHEDULE I-A
                          (continued)


     Real Property Leases of Pathmark That Are Included in
                         Transferred Assets


Watchung (Rickel store)
  Rte. 22 & Terrill Road
  Watchung, NJ  07060

Wayne (Rickel store)
  Preakness Shopping Center
  Hamburg Turnpike
  Wayne, NJ  07470

West Babylon (former Rickel store)
  501 Montauk Highway
  West Babylon, NY  11704

West Orange (Rickel store)
  Essex Green Mall
  46 Prospect Ave.
  West Orange, NJ  07052

 - - - - - - - - - - - - - - - -

Dartmouth (former Purity Supreme store)
  Faunce Corner Road
  Dartmouth, MA  02714

Edison (Pathmark GMDC warehouse)
  B Court South
  Sutton Kilmer Industrial Park
  Edison, NJ  08817

Rockaway (Pathmark freezer warehouse)
  92 Greenpond Road
  Rockaway, NJ 07866










                             AIA-4

                          SCHEDULE I-A
                          (continued)


      Real Property Owned by Pathmark That Is Included in
                         Transferred Assets


Aramingo (Pathmark store)
  3500 Aramingo Ave.
  Philadelphia, PA  19134

Baldwin (Pathmark store)
  1764 Grand Avenue
  Baldwin, NY  11510

Bricktown (Rickel store)
  51 Chambers Bridge Road
  Bricktown, NJ  08723

Copiague (Pathmark store and gas station)
  1255 Sunrise Highway
  Copiague, NY  11726

Eatontown (Pathmark and Rickel stores)*
  50 & 70 Highway 36
  Eatontown, NJ  07724

Greenvale (former Rickel store)
  90 Northern Blvd.
  Greenvale, NY  11548

Lawnside (Pathmark and Rickel stores and gas station)
  130 & 200 White Horse Pike
  Lawnside, NJ  08045

Madison Township (former Pathmark store)
  Ernston Road and Highway 9
  Sayreville, NJ  08872

Marple (Pathmark store)
  50 Lawrence Road
  Broomall, PA  19008

Medford (CVS drug store)
  85 High Street
  Medford, MA  02155



* Pursuant to the transfer of stock in Eatontown Stuart, Inc., a New Jersey corporation.

                             AIA-5

                          SCHEDULE I-A
                          (continued)


        Real Property Owned by Pathmark That Is Included
                      in Transferred Assets


Ozone Park (Pathmark store)
  92-10 Atlantic Avenue
  Ozone Park, NY  11417

Poughkeepsie (vacant land)
  Rte. 9 & Sheafe Road
  Poughkeepsie, NY  12601

Rickel Office and Distribution Center*
  200 Helen Street
  South Plainfield, NJ  07080

Seaford (Pathmark store)
  4055 Merrick Road
  Seaford, NY 11783

Warminster (Pathmark store)
  700 York Road
  Warminster, PA  18974

Woburn (closed Distribution Center)
  479-481 Wildwood Avenue
  Woburn, MA  01801

Woodbridge Office and Distribution Center
  301 Blair Road
  P.O. Box 5301
  Woodbridge, NJ  07095-0915








*   Pursuant to the transfer of stock in Trauts-South
    Plainfield, Inc., a New Jersey corporation.



                             AIA-6

                          SCHEDULE I-B


                  TRADEMARKS AND SERVICE MARKS


Mark               Registration No.    Registration Date


RICKEY RICKEL      660,693             April 22, 1958
and design
(trademark)


PTC and arrow      1,258,869           November 22, 1983
design
(service mark)


RICKEL             1,315,158           January 15, 1985
(service mark)






























                             AIB-1

                          SCHEDULE II

                      ASSUMED LIABILITIES


         Assumed Liabilities: All Liabilities and obligations relating to or arising from the operation of the Transferred
Businesses, whether accrued or arising before, on or after the Transfer Date, including but not limited to:

         (a) all Liabilities and obligations of Pathmark pursuant to, under or relating to all agreements, contracts and leases of Pathmark constituting Transferred Assets, excluding any accounts payable incurred in the purchase of inventory transferred to Plainbridge as of the date hereof;

         (b) all warranty, performance and similar obligations entered into or made in the course of business of the Transferred Businesses;

         (c) all Liabilities and obligations of Pathmark pursuant to and under all collective bargaining agreements (including each collectively bargained pension agreement, supplemental agreement, and letter of understanding) to the extent such agreements cover employees of Pathmark who are assigned to the Transferred Businesses as of the Transfer Date (each, a "Transferred Employee");

         (d) the Liabilities and obligations of Pathmark to or with respect to the Transferred Employees and to former employees of Pathmark who were employed prior to the date hereof exclusively in connection with the Transferred Businesses ("Former Employees"), including, but not limited to, (i) compensation and benefits provided by Pathmark to Transferred Employees and Former Employees, including, without limitation, all benefits payable to Transferred Employees and Former Employees and their respective beneficiaries pursuant to pension, medical, dental, life, accident, health, disability, prescription, vision, salary continuation or supplemental employment plans, and programs or arrangements of Pathmark applicable to such Transferred Employees or Former Employees, (ii) the Retirement Agreement, dated July 16, 1990, between Jules Borshadel and Pathmark, and



                             AII-1
    the Supplemental Retirement Agreement, dated March 9, 1987, between Jules Borshadel and Pathmark and (iii) withholding, payroll and employment taxes;

         (e) the Liabilities and obligations being assumed by or agreed to be performed by Plainbridge pursuant to any other agreement being entered into in connection with the Agreement, including, without limitation, the Related Agreements; and

         (f) the Liabilities and obligations relating to all Actions related to or arising out of the operations of the Transferred Businesses.


































                             AII-2